UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 25, 2011

Mellanox Technologies, Ltd.

(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Hermon Building

Yokneam, Israel 20692

(Address of Principal Executive Offices)

+972-4-909-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Discretionary Cash Bonus Payment Pursuant to Annual Cash Bonus Compensation Program

(e)                                                 On January 25, 2011, the Compensation Committee of the Board of Directors (the “Board”) of Mellanox Technologies, Ltd. (the “Company”) approved the payment of a cash bonus award to Eyal Waldman, the Company’s President and Chief Executive Officer, in the amount of $157,500 for services rendered for the fiscal year ended December 31, 2010 pursuant to the Company’s annual cash bonus compensation program, following which the Company’s Audit Committee and its Board approved Mr. Waldman’s 2010 cash bonus award.  The Company intends to submit Mr. Waldman’s 2010 cash bonus award to the Company’s shareholders for their approval in conjunction with the Company’s 2011 annual general meeting of its shareholders in accordance with applicable Israeli law.  The Company expects to pay this bonus to Mr. Waldman on or before February 1, 2011.

On January 25, 2011, the Compensation Committee of the Board approved the payment of cash bonuses to the following named executive officers of the Company (as identified in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 12, 2010) for services rendered for the fiscal year ended December 31, 2010 pursuant to the Company’s annual cash bonus compensation program:

Name	Title	Bonus Amount

Michael Gray	Chief Financial Officer	$49,500
Shai Cohen	Vice President of Operations and Engineering	$43,200
Michael Kagan	Chief Technology Officer	$36,900
Marc Sultzbaugh	Vice President of World Wide Sales	$49,500

The Company expects to pay these bonuses on or before February 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 27, 2011	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Michael Gray
	Name:	Michael Gray
	Title:	Chief Financial Officer